Pengram Corporation
1200 Dupont Street, Suite 2J
Bellingham, WA 98225

Pengram Corporation Signs an Agreement to Acquire an
Option on the Manado Gold Property

January 19, 2010, Pengram Corporation (OTCBB: PNGM) (the “Company”) is pleased to announce that it has entered into an agreement (the “Agreement”) to acquire an option to earn up to an 85% interest in four mineral concessions located in the Lobongan District of Northern Sulawesi, Indonesia (the “Manado Gold Property”). Under the terms of the Agreement, the Company has agreed to pay $35,000 to the owner of the Manado Gold Property (the “Owner”) for the exclusive right for 90 days to formalize an agreement (the “Acquisition Agreement”) to earn up to an 85% undivided interest in the Manado Gold Property. After the 90 day period, the Company may elect to exercise its options to enter into the Acquisition Agreement and will have 30 days to finalize the formal Acquisition Agreement.

Under the terms of the proposed Acquisition Agreement, the Company will be able to earn an interest in the Manado Gold Property by making cash payments, issuing shares and completing work programs at various stages. The Company will be able to acquire:

(a)

an initial 10% interest in the Manado Gold Property by paying $90,000 and issuing 150,000 shares of the Company’s common stock to the Owner on execution of the Acquisition Agreement, and completing a mineral exploration program at a cost of not less than $250,000 prior to the first anniversary of the Acquisition Agreement;

(b)

an additional 15% interest in the Manado Gold Property by paying $100,000 and issuing 300,000 shares of the Company’s common stock to the Owner on the first anniversary of the Acquisition Agreement, and completing a mineral exploration program at a cost of not less than $500,000 prior to the second anniversary of the Acquisition Agreement;

(c)

an additional 26% interest in the Manado Gold Property by paying $200,000 and issuing 500,000 shares of the Company’s common stock to the Owner on the second anniversary of the Acquisition Agreement, and completing a mineral exploration program at a cost of not less than $1,000,000 prior to the third anniversary of the Acquisition Agreement; and

(d)	an additional 34% interest in the Manado Gold Property by completing a scoping study.

If the Company acquires an 85% interest in the Manado Property under the proposed Acquisition Agreement, the Company will be responsible for the costs of any feasibility studies and, if warranted, placing the Manado Property into commercial production. In addition, the Company will have an option to acquire the remaining 15% interest in the Manado Property by paying the Owner $5,000,000.

Additional terms of the proposed Acquisition Agreement include, among other things, that the Company will be responsible for all costs in maintaining the Manado Property in good standing, and the Company will have the right to terminate the Acquisition Agreement on 60 days notice. If the proposed Acquisition Agreement is terminated, the Company will be entitled to the interest it earned as of the termination date.

During the 90 days in which the Company will be conducting due diligence on the Manado Gold Property, the Owner of the Manado Property is prohibited from negotiating with or entering into an agreement with any third party in connection with the disposition or any other encumbrance of it its interest in the Manado Gold Property.

About the Manado Gold Property

The Manado Gold Property is located in Northern Sulawesi, Indonesia and is comprised of four mineral concessions totaling 300 hectares. The Manado Gold Property is three kilometers east of the Mesel, a past producing gold deposit from 1996 to 2002. The previous owners of the Manado Gold Property conducted a substantial exploration drilling program on the property. From 1989 to 1999, the exploration drilling program consisted of 115 diamond drill holes and 19 reverse circulation holes for a total of 6,547 meters. These drilling programs identified three main target zones that contain anomalous values of gold mineralization.

For Additional Information, Contact:

Pengram Corporation

Richard W. Donaldson
President, Secretary and Treasurer

Forward-Looking Statement

This document may include statements that constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect”, or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the Company’s limited operating history, future trends in mineral prices, the availability of capital, geological or mechanical difficulties affecting ’s planned geological work programs, uncertainties surrounding estimates of mineralized material and other risks detailed in the Company’s filings with the U.S. Securities and Exchange Commission. In particular, there is no assurance that the Company will enter into the formal Acquisition Agreement, or that it will be able to earn any interest in the Manado Gold Property. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes in the future.